SAUER INC.
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                                 PRESS RELEASE


FOR IMMEDIATE RELEASE
TUESDAY, JANUARY 25, 2000

           SAUER ACQUIRES CDE CUSTOM DESIGN ELECTRONICS OF SWEDEN AB;
            Enhancing Sauer's Electrohydraulics Operations in Europe

AMES, Iowa, USA, January 25, 2000--Sauer Inc. (NYSE: SHS) today announced that it has acquired CDE Custom Design Electronics of Sweden AB ("CDE") and its subsidiary company NOB Electronik AB ("NOB"). NOB, the operating company of CDE, is well known for its electronic control systems both in mobile hydraulics and in other areas, principally electronic control panels and related software.

The purchase consideration for the transaction consists of shares and cash. Sauer has issued approximately 103,000 shares of Sauer Inc. common stock and paid $3.6 million for all the shares of CDE, the holding company of NOB. The transaction was closed yesterday, January 24, at NOB's operating site in Almhult, Sweden. The transaction enhances Sauer's ability to actively develop its electrohydraulics operations in Europe. Sauer continues to build on its capability to offer complete systems, which includes sophisticated electronics. According to Sauer, the demand for these systems is high and has been showing double-digit growth rates over the last few years.

Albert Zahalka, Sauer's Vice-President & General Manager, Electrohydraulics, commented, "We have worked with NOB for several years and have cooperated closely in developing electronic control systems in the mobile hydraulics market for some time. Over this period we have grown to know and understand each other very well and finally decided that we should cement this common understanding by bringing NOB into the Sauer family." Zahalka added, "With the acquisition of NOB, Sauer gains an electronic components facility in Europe comparable with its current facility in Minneapolis, USA, and 43 experienced employees, quadrupling the electronic personnel in Europe. We have been proud to be associated with NOB and its staff in the past and now are extremely pleased to welcome them all into the worldwide family of Sauer."

The three former owners, Mr. Sture Bernhardsson, Mr. Krister Lindkvist and Mr. Goran Nilsson, will each retain their current positions within the operations of the company and will also have certain responsibilities within the electrohydraulics division. Mr. Michael Karasch of Sauer is responsible for product marketing for electrohydraulics throughout Europe and Dr. Thomas Grahl, also of Sauer, is responsible for operations and research and development in Europe. The new European division of electrohydraulics will therefore combine Sauer's existing assembly and engineering departments of Neumunster, Germany, with the operations and engineering establishments of NOB. Further developments are expected in this interesting growth area of mobile hydraulics.

In response to Albert Zahalka's welcoming words, Krister Lindkvist, Managing Director of NOB, answered, "We have come to know the people at Sauer very well over the last few years and when considering our future expansion potential, we realized that we needed the strength of a global organization behind us.


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            AMERICAN OFFICE: 2800 East 13th Street, Ames, Iowa 50010
                 EUROPEAN OFFICE: Krokamp 35, D-24539 Neumunster
         SAUER INC. IS THE PARENT COMPANY OF THE SAUER-SUNDSTRAND GROUP

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 We think very much along the same lines as Sauer and we hope to spend many years together serving our customers, not just in Scandinavia, but from a sales basis throughout Europe, and on a product basis as part of Sauer's global engineering competence. We are really excited to be part of this growing multinational".

Sauer is a worldwide leader in the design, manufacture and sale of engineered hydraulic systems and components for use primarily in applications of off-highway mobile equipment. Sauer has manufacturing and engineering capabilities in Europe, the United States and China, and has headquarters in both Neumunster, Germany and Ames, Iowa. Sauer's common stock is listed on the New York Stock Exchange under the symbol SHS and on the Frankfurt Exchange under the symbol SAR.

Key financial data:

CDE/NOB prepare financial statements in Swedish Krone and under Generally Accepted Accounting Principles in Sweden. The following figures have been restated to reflect US-GAAP as applied by Sauer Inc. and converted into US
Dollars:

1999 Sales        $ 3.9 million
EBIT              $  .4 million
Net Income        $  .3 million

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The company's reports filed with the Securities and Exchange Commission provide a more detailed description of these risks and uncertainties.

   For further information please contact:

   Kenneth D. McCuskey
   Treasurer and Secretary
   Sauer Inc.
   Ames, Iowa, USA
   (515) 239-6364



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            AMERICAN OFFICE: 2800 East 13th Street, Ames, Iowa 50010
                 EUROPEAN OFFICE: Krokamp 35, D-24539 Neumunster
         SAUER INC. IS THE PARENT COMPANY OF THE SAUER-SUNDSTRAND GROUP